EXHIBIT 99.1

Julie Rathbun

Investor Relations/Communications

(206) 829-1500

pr@dendreon.com

Dendreon Corporation Reports First Quarter 2003

Financial Results & Highlights

Seattle, WA (April 29, 2003) – Dendreon Corporation (Nasdaq: DNDN) today reported results for the quarter ended March 31, 2003. Revenues for the first quarter of 2003 were $1.8 million compared to $3.0 million for the quarter ended March 31, 2002. Most of the revenues for the first quarter of 2003 were from Dendreon’s research collaboration with Kirin Brewery Co., Ltd. The decrease in revenue for the quarter ended March 31, 2003 was attributable to the conclusion of a collaborative research contract. The net loss for the quarter ended March 31, 2003 was $7.7 million, or $(0.29) per share, compared to a net loss of $7.4 million, or $(0.30) per share, for the quarter ended March 31, 2002. Research and development expenses were $6.9 million for the first quarter of 2003 compared to $8.3 million for the same period in 2002. Cash, cash equivalents and short-term investments as of March 31, 2003 totaled $47.5 million. Cash used in operations for the three months ending March 31, 2003 was $8.0 million.

“The first quarter was a productive quarter for Dendreon. We are continuing to manage our cash balance efficiently as we progress our lead product candidate, Provenge®, through Phase 3 clinical trials, and we are building a more diverse organization through our pending acquisition of Corvas International,” said Martin Simonetti, senior vice president of finance and chief financial officer of Dendreon.

Highlights for the first quarter of 2003 include:

•	The announcement on February 25, 2003 that Dendreon and Corvas International, Inc. had entered into a definitive merger agreement under which Dendreon will acquire Corvas. Under the terms of the agreement, each share of Corvas common stock will be exchanged for a fixed ratio of 0.45 shares, or 12.4 million shares, of Dendreon common stock in a tax-free reorganization. Based on Dendreon’s closing share price on February 24, 2003, the transaction is valued at $73 million. The acquisition, which has been approved unanimously by the boards of directors of both companies, is subject to approval by the stockholders of each company and other closing conditions. Following the closing of the acquisition, and payment of existing Corvas convertible debt, Dendreon is expected to have approximately $110 million in cash. Dendreon’s existing stockholders will own approximately 68.3% of the combined company, and Corvas’ existing stockholders will own approximately 31.7% based on current capitalization. The transaction is anticipated to close in the second quarter of 2003.

•	The presentation of new data from clinical trials of Provenge®, Dendreon’s investigational therapeutic vaccine for the treatment of prostate cancer, at the 13th International Prostate Cancer Update Meeting in February. This included long-term, follow-up data from a patient who had a complete response following treatment with Provenge in a Phase 2 trial. This patient, who had advanced, progressive, metastatic prostate cancer with PSA levels rising above 200 ng/mL while on traditional hormonal treatment, enrolled in the Phase 2 trial and, following Provenge treatment, has been disease free for 3.5 years and his PSA levels have been undetectable.

•	The publication of research in Human Immunology describing a novel assay developed by Dendreon researchers to enable the use of animal models to characterize Provenge and other cancer immunotherapies. The publication, “Specific Stimulation of MHC-Transgenic Mouse T-Cell Hybridomas with Xenogeneic APC,” describes the use of cell lines derived from transgenic mice to measure immune stimulation induced by Provenge.

•	The appointment of Israel Rios, M.D., as Dendreon’s vice president of clinical affairs. Rios joined Dendreon from Berlex Laboratories, Inc., the U.S. affiliate of

Schering AG, Germany (NYSE: SHR), where he most recently served as vice president of oncology development. Rios brings more than 25 years of industry experience in clinical development, having overseen efforts for the biologics license application filing for Betaseron®, interferon ß1b and the U.S. clinical affairs activities for Campath®, a humanized monoclonal antibody for chronic lymphocytic leukemia approved by the U.S. Food and Drug Administration in 2001.

Dendreon Corporation is a biotechnology company developing targeted therapies for cancer. The company’s lead investigational product candidate, Provenge®, is a cancer immunotherapy undergoing Phase 3 clinical trials for the treatment of advanced-stage prostate cancer. In addition to its therapeutic vaccines in clinical and preclinical development for a variety of cancers, Dendreon’s product pipeline also includes monoclonal antibodies and small molecule product candidates. Dendreon has established important research and development alliances with industry leaders Genentech, Inc. and Kirin Brewery Co., Ltd. For more information about the company and its programs, visit www.dendreon.com.

Additional Information About the Acquisition and Where to Find It

Dendreon and Corvas have filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4, which contains a preliminary joint proxy statement/prospectus with respect to the Acquisition and other relevant materials. The Registration Statement has not been declared effective by the SEC. INVESTORS AND SECURITY HOLDERS OF DENDREON AND CORVAS ARE URGED TO READ THE COMPANIES’ RELEVANT FILINGS WITH THE SEC, INCLUDING THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT DENDREON, CORVAS AND THE ACQUISITION. The preliminary joint proxy statement/prospectus and other relevant materials, and any other documents filed by Dendreon or Corvas with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov.

In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Dendreon by directing a request to: Dendreon Corporation, 3005 First Avenue, Seattle, WA 98121, Attn: Investor Relations. Investors and security holders may obtain free copies of the documents filed with the SEC by Corvas by contacting Corvas Investor Relations at 3030 Science Park Road, San Diego CA 92121.

Dendreon, Corvas and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Dendreon and Corvas in favor of the Acquisition. Information about the executive officers and directors of Dendreon and their ownership of Dendreon common stock is set forth in the preliminary joint proxy statement/prospectus, which is included in the Registration Statement. Information about the executive officers and directors of Corvas and their ownership of Corvas common stock is set forth in Corvas’ Annual Report on Form 10-K, which was filed with the SEC on March 14, 2003, and in the preliminary joint proxy statement/prospectus included in the Registration Statement. Certain directors and executive officers of Corvas may have direct or indirect interests in the Acquisition due to securities holdings, pre-existing or future indemnification arrangements, vesting of options, or rights to severance payments if their employment is terminated following the Acquisition. Additional information regarding Dendreon, Corvas, and the interests of their respective executive officers and directors in the Acquisition is contained in the preliminary joint proxy statement/prospectus.

Investors and security holders are urged to read the definitive joint proxy statement/prospectus and the other relevant materials when they become available, and any other documents filed with the SEC by Dendreon and Corvas, before making any voting or investment decision with respect to the Acquisition.

Forward-looking Statements

Except for historical information contained herein, the news release contains forward-looking statements, including statements about the Acquisition and future financial and operating results of the combined company. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties, particularly those risks and uncertainties inherent in any acquisition transaction and the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, that could cause actual results to differ materially from those described in the forward-looking statements.

Statements of expected synergies, benefits, accretion, timing of closing, execution of integration plans and management and organizational structure are all forward-looking statements. Risks and uncertainties include the possibility that the market for the sale of certain products may not develop as expected; that development of the companies’ products, including potential cardiovascular and cancer products, may not proceed as planned; risks associated with completing ongoing clinical trials, including the rNAPc2 clinical trial for the treatment of patients with unstable angina and non-ST-segment elevation myocardial infarction; the risk that the results of one clinical trial will not be repeated in another clinical trial; the risk that results in preclinical studies may not be confirmed in clinical trials or that other preclinical studies will reveal adverse characteristics that preclude further development of a preclinical product candidate; the risk that the results of a clinical trial, including Phase 3 trials of Provenge, will not support applying for or approval of a biologics license by the FDA; the risk that the Acquisition does not close or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; that prior to the closing of the Acquisition, the businesses of the companies, including the retention of key employees, suffer due to uncertainty; that the parties are unable to successfully execute their integration strategies or achieve planned synergies; risks related to Dendreon’s limited operating history; the risk that the companies may not secure or maintain relationships with collaborators; the companies’ dependence on intellectual property; and other risks and uncertainties that are described in the reports filed by Dendreon and Corvas with the SEC. Additional information on the risks and uncertainties that could affect the companies’ business, financial condition and results of operations are contained in their respective filings with the SEC, which are available at www.sec.gov.

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DENDREON CORPORATION

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	March 31,
	2003	2002
Total revenue	$1,776	$3,028
Operating expenses:
Research and development	6,940	8,376
General and administrative	2,571	2,317
Marketing	86	261

Total operating expenses	9,597	10,954

Loss from operations	(7,821)	(7,926)

Interest income, net:
Interest income	215	632
Interest expense	(101)	(89)

Interest income, net	114	543

Net loss	$(7,707)	$(7,383)

Basic and diluted net loss per share	$(0.29)	$(0.30)

Shares used in computation of basic and diluted net loss per share	26,729	24,983

DENDREON CORPORATION

BALANCE SHEET DATA

(in thousands)

	March 31, 2003	December 31, 2002
	(unaudited)
Cash and cash equivalents	$13,321	$11,263
Short-term investments	34,133	35,614
Long-term investments	—	8,102
Total assets	53,985	63,724
Total stockholders’ equity	37,434	44,743

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